Exhibit 10.9

NETLIST, INC.

111 Academy Drive, Suite 100, Irvine, California 92617

November 6, 2026

PERSONAL AND CONFIDENTIAL

Mr. Chun K. Hong

Re:Retention Bonus Letter

Dear Mr. Hong:

You have made extraordinary contributions to the multiyear intellectual property monetization strategy of Netlist, Inc. (the “Company”), including the negotiation and execution of significant patent license agreements. The Board of Directors of the Company (the “Board”), advised by its independent compensation consultant, has determined that the historical cash compensation of the Company’s senior executives has been conservative relative to its peer group, and the Board wishes to promote your continued retention as President and Chief Executive Officer. Accordingly, on November 6, 2026 (the “Effective Date”), the Board approved the one-time cash retention bonus described in this letter (this “Letter”), subject to the terms and repayment conditions set forth below. The Retention Bonus recognizes extraordinary contributions and creates no right to, or precedent for, future compensation.

1.

Retention Bonus; Payment Schedule. You are eligible to receive a cash retention bonus in the aggregate amount of $25,000,000 (the “Retention Bonus”), payable in five installments (each, an “Installment”) on the scheduled dates set forth below (each, a “Payment Date”). A Payment Date is the scheduled date on which an Installment may be earned; actual payment timing, acceleration and forfeiture are governed by Sections 2 through 5.

Installment	Scheduled Payment Date	Amount
Initial Installment (40%)	Later of the Effective Date and the date you sign this Letter	$10,000,000
Second Installment (15%)	February 15, 2027	$3,750,000
Third Installment (15%)	May 15, 2027	$3,750,000
Fourth Installment (15%)	August 15, 2027	$3,750,000
Fifth Installment (15%)	November 15, 2027	$3,750,000
Total		$25,000,000

2.

Conditions to Earning; Payment Timing. An Installment is earned only if (a) you remain continuously employed by the Company through its Payment Date and (b) you have not materially breached your Employment Agreement with the Company dated September 5,

2006 (the “Employment Agreement”) or your Proprietary Information and Invention Assignment Agreement with the Company or any other written confidentiality, proprietary information, invention assignment, non-solicitation or similar agreement between you and the Company (each, a “Restrictive Covenant Agreement”). Each earned Installment will be paid no later than the Company’s next regular payroll date after its Payment Date, and in any event no later than March 15 of the following calendar year. Clause (b) applies to accelerated Installments as well as scheduled Installments.

3.	Effect of Termination of Employment.
(a)

General Forfeiture. Except as provided in Section 3(b) and Section 5, upon termination of your employment for any reason, including your death or a termination due to disability (as determined in accordance with Section 4.6 of the Employment Agreement), all Installments not earned under Section 2 on or before the termination date are forfeited. No Installment is accelerated upon your death or disability. An Installment earned on or before termination but not yet paid remains payable on its normal schedule under Section 2, subject to Section 4(b).

(b)

Termination without Cause or Resignation for Good Reason. If the Company terminates your employment without Cause or you resign for Good Reason (each as defined in Sections 4.2 and 4.3(a), respectively, of the Employment Agreement), all unpaid Installments not already earned under Section 2 will be paid to you in a lump sum within 60 days after your termination date, subject to Section 2(b), Section 4(b), and a general release of claims in favor of the Company and its affiliates, in a form provided by the Company (a “Release”), becoming effective and irrevocable within that 60-day period. Any Installment that fails these conditions is forfeited. If the 60-day period spans two calendar years, payment will be made in the second calendar year.

4.	Early Departure Repayment.
(a)

Voluntary Resignation. If you resign without Good Reason during the three-year period beginning on the Effective Date (the “Retention Period”), you must repay the Retained Amount multiplied by a fraction equal to the number of full calendar months remaining in the Retention Period after your termination date divided by 36. “Retained Amount” means the gross amount of Installments paid to you.

(b)

Termination for Cause; After-Discovered Cause. Subject to Section 5, if your employment is terminated for Cause during the Retention Period, you must repay 100% of the Retained Amount. If, after any termination of your employment and during the Retention Period, the Board determines, subject to all notice, hearing, appeal and other procedural requirements applicable to a termination for Cause under Section 4.2 of the Employment Agreement, that Cause existed at termination, your termination will be deemed to have been for Cause as of the original termination date for all purposes of Sections 2 through 6. In that event, all then-unpaid accelerated Installments are forfeited, and you must repay all Installments paid (including accelerated Installments), less any amounts already recovered and retained by the Company under Section 4(a).

(c)

No Repayment upon Other Terminations. Subject to Section 4(b), no repayment is required under this Section 4 upon a termination of your employment by the Company without Cause, by you for Good Reason, or due to your death or disability. Any amount repayable under this Section 4 is an “Early Departure Repayment.”

5.

Change in Control. Upon consummation, during your employment, of a “Change in Control” (which, for purposes of this Letter, has the meaning given to “Change of Control” in Section 4.3(a) of the Employment Agreement), all unpaid Installments will be paid to you in a lump sum within 30 days, subject to Section 2(b). Section 4 will then cease to apply, except that any Early Departure Repayment determined before the Change in Control remains due. This Section 5 does not limit recovery under Section 7.

6.	Repayment Terms.
(a)

Repayment Obligation. Each Early Departure Repayment is your unconditional obligation, payable in cash in a lump sum within 30 days after the Board’s written demand, on a gross (pre-tax) basis, except that the Board may permit repayment net of taxes withheld if made in the calendar year in which the related Installment was paid. Installments are paid subject to the repayment conditions of this Letter and are not advances. Your repayment obligations survive termination of your employment and of this Letter and bind your estate.

(b)

Remedies. The Company may recover any amount owed by any lawful means, including arbitration under Section 11(e), and you must reimburse the Company’s reasonable collection costs, including attorneys’ fees, to the extent recovery is permitted by applicable law; this obligation survives termination of your employment and of this Letter. As a cumulative, non-exclusive remedy, the Company may offset amounts owed against amounts payable to you, but only as permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such section, “Section 409A”), and applicable law. The Company will not extend the time for, or accept installment payments of, any repayment.

7.

Clawback Policy. The Retention Bonus is subject to any Company recoupment or clawback policy in effect on or adopted after the Effective Date, including any policy adopted under Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 thereunder or the listing standards of any national securities exchange on which the Company’s securities are listed (including in connection with any such listing), and to Section 304 of the Sarbanes-Oxley Act of 2002. You consent to any amendment of this Letter needed to comply with any such policy. Recovery under any such policy supplements, and does not duplicate, recovery under this Letter.

8.	Tax Matters.
(a)

Withholding; Tax Consequences. All payments are subject to applicable tax withholding, and the Company makes no representation regarding the tax treatment of the Retention Bonus or any repayment, and you bear all tax consequences of any repayment, without gross-up.

(b)

Section 409A. All payments are intended to be exempt from Section 409A as short-term deferrals and will be interpreted accordingly. Each Installment is a separate payment. The Company has no liability under Section 409A.

(c)	Other Benefits. The Retention Bonus is not compensation for purposes of any benefit plan or severance calculation and does not reduce any severance or affect any equity award.
9.

Relationship to the Employment Agreement. This Letter is separate from the Employment Agreement. This Letter is the entire agreement regarding the Retention Bonus and, solely as to the Retention Bonus, controls notwithstanding any inconsistent provision of the Employment Agreement, including the exclusive-remedy provision of Section 4.1 and the integration and modification provisions of Section 5.4 thereof, and this Letter is a writing signed by you and the Company for purposes of any such provision. Otherwise, the Employment Agreement remains in full force and effect.

10.

Board Determinations; Amendment. The Board has authority to interpret this Letter and to make all determinations under it, including any determination of Cause or any repayment amount, which may not be delegated. Board determinations are final and binding, reviewable only as arbitrary and capricious. You will recuse yourself from all Board deliberations and actions under this Letter. This Letter may be amended only by a writing signed by you and the Company, except that the Company may amend it without your consent as needed to comply with applicable law, Section 409A or any policy described in Section 7.

11.	General Provisions.
(a)	No Right to Employment. This Letter confers no right to continued employment and does not limit the Company’s right to terminate your employment, subject to the Employment Agreement.
(b)	Unfunded Obligation. The Retention Bonus is unfunded, and you are a general unsecured creditor of the Company as to any amount payable under this Letter.
(c)

Non-Assignment; Successors. Your rights under this Letter may not be assigned, transferred, pledged or encumbered, except by will or the laws of descent and distribution. This Letter binds the Company and its successors.

(d)	Governing Law. This Letter is governed by California law, without regard to conflict of laws principles.
(e)

Disputes. Any dispute under this Letter will be resolved by final and binding arbitration in Orange County, California, in accordance with the Agreement to Arbitrate attached as Exhibit A to the Employment Agreement or, if it does not apply, under JAMS rules.

(f)	Miscellaneous. If any provision of this Letter is held invalid or unenforceable, the remaining provisions remain effective.
12.	Review; Advice of Counsel. You acknowledge that you have read this Letter, including the repayment provisions of Sections 4 and 6 and the clawback provisions of Section 7, to which you expressly consent; that you were advised to consult an attorney of your choice about this Letter and had at least five business days to do so before signing; and that the Company has made no representation regarding the tax consequences of the Retention Bonus or any repayment.

13.	Acceptance. Please sign and return this Letter confirming your acceptance of its terms. This Letter may be signed in counterparts and electronically.

Sincerely,

NETLIST, INC.

By:	/s/ Blake Welcher
Name: Blake Welcher
Title: Authorized Signatory

ACCEPTED AND AGREED:

/s/ Chun K. Hong
Chun K. Hong
Date: November 6, 2026